Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 31, 2019, with respect to the consolidated financial statements and schedule included in the Annual Report of Westell Technologies, Inc. on Form 10-K for the year ended March 31, 2019. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

Chicago, Illinois
November 14, 2019